INDEPENDENT AUDITOR'S CONSENT




We consent to the use in the Registration Statement and Prospectus of Mag-Well, Inc. of our report dated March 17, 2000, accompanying the financial statements of Mag-Well, Inc. contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the hearing "Experts" in the Prospectus.


/s/ HEIN + ASSOCIATES LLP

HEIN + ASSOCIATES LLP
Certified Public Accountants

October 5, 2000
Dallas, Texas